Exhibit 99.1

Contact: Don Watson 602-631-7224

CSK Auto Corporation Reports Fiscal 2003 Third Quarter Same Store Sales Up 8% and Net Income Increases 41% Compared to Third Quarter of Fiscal 2002

PHOENIX, AZ, December 4, 2003 — CSK Auto Corporation (NYSE: CAO), the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket, today reported its financial results for the third quarter of fiscal 2003.

The Company reports the following:

•	Same store sales increased by 8% during the third quarter of fiscal 2003 on top of a 7% same store sales increase in the third quarter of fiscal 2002.

•	GAAP net income for the third quarter of fiscal 2003 increased to $15.0 million from $10.7 million in the third quarter of fiscal 2002.

•	GAAP earnings per share increased 38% to $0.33 in the third quarter of fiscal 2003 from $0.24 in the third quarter of fiscal 2002.

•	Net debt (see discussion in attached tables) was reduced by $49.2 million from the end of fiscal year 2002.

•	Free cash flow (see discussion in attached tables) was $48.5 million during the first three quarters of fiscal 2003.

Thirteen Weeks Ended November 2, 2003

Net sales for the thirteen weeks ended November 2, 2003 (the “third quarter of fiscal 2003”) were $409.8 million compared to $383.0 million in the thirteen weeks ended November 3, 2002 (the “third quarter of fiscal 2002”). Same store retail sales increased 8% (7% increase in commercial sales) on top of a 7% same store sales increase in the third quarter of fiscal 2002. The increase in sales is a result of our continued increase in average sale per customer and attraction of new customers to our stores through our new product offerings.

Gross profit was $192.2 million, or 46.9% of net sales, in the third quarter of fiscal 2003 as compared to $180.8 million, or 47.2% of net sales, in the third quarter of fiscal 2002. Consistent with the Company’s prior guidance, our new product offerings carry slightly lower gross margin rates; however, improved comparable store sales resulted in higher gross profit dollars. In addition, we adopted Emerging Issues Task Force No. 02-16, “Accounting by a Customer (Including a Reseller) for Certain Considerations Received from a Vendor” (“EITF 02-16”) during the first quarter of fiscal 2003. Had this guidance been implemented during the third quarter of fiscal 2002, approximately $2.4 million of vendor allowances would have reduced cost of sales rather than operating and administrative expenses.

Operating and administrative expenses for the third quarter of fiscal 2003 were $154.9 million, or 37.8 % of net sales, compared to $149.4 million, or 39.0% of net sales, for the third quarter of fiscal 2002. The 120 basis point reduction is a result of our ability to leverage our fixed operating costs over our increasing sales along with our continued focus on expense controls.

Operating profit for the third quarter of fiscal 2003 increased 18% to $36.9 million (9.0% of net sales), compared to $31.4 million (8.2% of net sales) for the third quarter of fiscal 2002.

Interest expense for the third quarter of fiscal 2003 decreased to $12.4 million from $14.2 million in the third quarter of fiscal 2002 as a result of our reduced debt levels and more favorable terms under our current credit facility established in June 2003.

GAAP net income for the third quarter of fiscal 2003 was $15.0 million, or $0.33 per diluted common share, compared to net income of $10.7 million, or $0.24 per diluted common share, for the third quarter of fiscal 2002. On a comparable basis, which excludes certain items described in the attached table, net income increased to $15.2 million, or $0.33 per diluted common share, in the third quarter of fiscal 2003 from $10.7 million, or $0.24 per diluted common share, in the third quarter of fiscal 2002.

“We are very pleased to be an industry leader in same store sales increases. The sales increases and the continued focus on expense controls have driven more dollars to the bottom line,” said Maynard Jenkins, Chairman and Chief Executive Officer of CSK Auto Corporation. “Our improved operating performance has allowed us to reduce our debt levels substantially and generate significant amounts of free cash flow. Our strong comparable store sales growth has continued into our fourth quarter.”

Thirty-nine Weeks Ended November 2, 2003

Sales for the thirty-nine weeks ended November 2, 2003 (“thirty-nine weeks of fiscal 2003”) were $1,205.7 million compared to $1,156.9 million for the thirty-nine weeks ended November 3, 2002 (“thirty-nine weeks of fiscal 2002”). Same store sales increased 5% (comprised of a 6% increase in retail sales and a 4% increase in commercial sales) on top of a 7% same store sales increase in the thirty-nine weeks of fiscal 2002. The increase in sales is a result of our continued increase in average sale per customer and attraction of new customers to our stores through the new product offerings.

Gross profit was $560.9 million, or 46.5% of net sales, for the thirty-nine weeks ended November 2, 2003 as compared to $528.0 million or 45.6% of net sales, in the comparable thirty-nine week period of fiscal 2002. As previously discussed, we adopted EITF No. 02-16 during the first quarter of fiscal 2003. Had this reclassification been implemented during the comparable thirty-nine weeks of fiscal 2002, approximately $10.2 million of vendor allowances would have reduced cost of sales rather than operating and administrative expenses.

Operating profit for the thirty-nine weeks of fiscal 2003 totaled $98.3 million, or 8.2% of net sales, compared to $82.7 million, or 7.2% of net sales, for the thirty-nine weeks of fiscal 2002. As a percentage of net sales, operating and administrative expenses were 38.3% in both fiscal periods.

Interest expense for the thirty-nine weeks of fiscal 2003 decreased to $39.6 million from $48.2 million in the thirty-nine weeks of fiscal 2002 as a result of our reduced debt levels and more favorable terms under our current credit facility.

GAAP net income for the thirty-nine weeks of fiscal 2003 was $33.4 million, or $0.73 per diluted common share, compared to net income of $18.2 million, or $0.46 per diluted common share, in the thirty-nine weeks of fiscal 2002. On a comparable basis, which excludes certain items described in the attached table, net income for the thirty-nine weeks of fiscal 2003 was $36.1 million, or $0.79 per diluted common share, compared to net income of $23.7 million, or $0.57 per diluted common share for the thirty-nine weeks of fiscal 2002.

Free cash flow for the thirty-nine weeks of fiscal 2003 was $48.5 million compared to $15.2 million for the thirty-nine weeks of fiscal 2002. The most significant components of the increase were: (1) higher net income, primarily as a result of expense control and improved product mix; (2) improved working capital management; and (3) cash proceeds received from the termination of our interest rate swap agreement in June 2003.

Outlook

Our third quarter sales trends have continued into the fourth quarter. Barring any unforeseen circumstances and assuming same store sales increases of 5% to 6%, we expect full year net income between $49 million and $51 million (approximately $1.05 to $1.08 per diluted common share, assuming approximately 47 million shares outstanding). The increase in shares outstanding reflects the impact of our share price increase under the treasury method of accounting for stock options in addition to stock option exercises over the period. As compared to the fourth quarter of fiscal 2002, we anticipate slightly lower gross margin rates associated with our new product offerings during the fourth quarter of fiscal 2003. In addition, our diluted share count will be higher in the fourth quarter of fiscal 2003 than in the fourth quarter of fiscal 2002. We are forecasting free cash flow for fiscal 2003 of between $70 million and $75 million. We also expect a full-year reduction of net debt of between $70 million and $75 million. For fiscal 2004, we are forecasting same store sales increases of 3% to 4% and an approximate 20% increase in net income and earnings per share, compared to estimated fiscal 2003. Free cash flow in fiscal 2004 is expected to be between $65 and $75 million. We expect to use this excess cash primarily to reduce outstanding debt and to accelerate our store growth to approximately 45 new or relocated stores during fiscal 2004.

Conference Call

In conjunction with this release, the Company will hold a quarterly conference call for the investing public. Interested parties may hear a replay of the conference call from 6:00 p.m. (ET) Thursday December 4, 2003 through 8:00 p.m. (ET) Friday December 5, 2003 by dialing (877) 519-4471 and using pass code 4311815. (If retrieving digital replay outside of the U.S. please dial (973) 341-3080, pass code 4311815.) A simultaneous webcast of the conference call will be available commencing at 5:00 p.m. (ET) on December 4, 2003 at www.cskauto.com by pointing one’s browser and clicking on “Company”, “Investor Relations” and then “Conference Call”. This webcast will be archived for five days.

CSK Auto Corporation is the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket. As of November 2, 2003, the Company operated 1,108 stores in 19 states under the brand names Checker Auto Parts, Schuck’s Auto Supply and Kragen Auto Parts.

Certain statements contained in this release are forward-looking statements. They discuss, among other things, expected growth, future store development and relocation strategy, business strategies, future revenues and future performance. The forward-looking statements are subject to risks, uncertainties and assumptions, including, but not limited to, competitive pressures, demand for the Company’s products, the state of the economy, inflation, consumer debt levels and the weather. Actual results may differ materially from anticipated results described in these forward-looking statements.

— Tables Follow —

CSK AUTO CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except share and per share data)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended

	November 2,	November 3,	November 2,	November 3,
	2003	2002	2003	2002

Net sales	$409,750	$383,045	$1,205,713	$1,156,901
Cost of sales	217,565	202,266	644,802	628,924

Gross profit	192,185	180,779	560,911	527,977
Other costs and expenses:
Operating and administrative	154,886	149,367	462,084	443,570
Store closing and other restructuring costs	203	12	339	551
Loss on sale of stores	—	—	—	847
Secondary offering costs	182	—	182	265

Operating profit	36,914	31,400	98,306	82,744
Interest expense, net	12,396	14,243	39,583	48,201
Loss on debt retirement	—	—	4,315	6,008

Income before income taxes	24,518	17,157	54,408	28,535
Income tax expense	9,476	6,471	21,029	10,382

Net income (loss)	$15,042	$10,686	$33,379	$18,153

Basic earnings per share:
Net income (loss)	$0.33	$0.24	$0.74	$0.46

Shares used in computing per share amounts	45,826,604	45,154,866	45,396,383	39,129,499

Diluted earnings per share:
Net income (loss)	$0.33	$0.24	$0.73	$0.46

Shares used in computing per share amounts	46,238,571	45,313,673	45,619,257	39,236,096

     During the periods presented, we incurred certain items, which we have excluded below for comparability. In order to evaluate our operating performance, we have adjusted net income to remove the effect of these non-comparable items to more accurately compare our operating performance from period to period.

		Comparable Basis

	Thirteen Weeks Ended		Thirty-nine Weeks Ended

	November 2,	November 3,	November 2,	November 3,
	2003	2002	2003	2002

Income before income taxes	$24,518	$17,157	$54,408	$28,535
Non-comparable items:
Loss on debt retirement (1)	—	—	4,315	6,008
Interest expense (2)	—	—	—	1,531
Loss on sale of stores (3)	—	—	—	847
Secondary offering costs (4)	182	—	182	265

Comparable income before income taxes	24,700	17,157	58,905	37,186
Income tax expense, adjusted	9,547	6,471	22,766	13,528

Net income – comparable basis	$15,153	$10,686	$36,139	$23,658

Diluted earnings per share – comparable basis:
Net income – comparable basis	$0.33	$0.24	$0.79	$0.57

Shares used in computing per share amounts (5)	46,238,571	45,313,673	45,619,257	41,478,362

     Non-comparable items consist of the following: (1) charges relating to the write-off of deferred financing fees in addition to redemption premiums associated with the redemption of our 11% senior subordinated notes; (2) interest related to the $50.0 million convertible subordinated debentures which were converted in May 2002 and additional interest paid due to a required notice period prior to retiring the $71.7 million of senior subordinated notes; (3) a loss related to the sale of certain Texas stores; (4) costs related to secondary stock offerings in September 2003 and July 2002; and (5) Share count used in computing per share amounts for the fiscal periods ending November 3, 2002 assumes that the conversion of our $50.0 million subordinated debentures in May 2002 occurred at the beginning of the fiscal year.

Selected Financial Data:

($ in thousands)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended

	November 2, 2003	November 3, 2002	November 2, 2003	November 3, 2002

Cash	$46,852	$15,170	$46,852	$15,170
FIFO inventory	$564,523	$556,122	$564,523	$556,122
Accounts payable	$154,963	$175,097	$154,963	$175,097
Interest expense, net	$12,396	$14,243	$39,583	$48,201
Capital expenditures	$5,766	$2,064	$10,568	$5,681
Availability under revolving credit facility	$105,904	$59,081	$105,904	$59,081
Total debt (including current maturities)	$507,109	$533,588	$507,109	$533,588
Net debt (total debt less cash)	$460,257	$518,418	$460,257	$518,418
EBITDA (as adjusted)	$45,655	$40,203	$124,384	$110,617
EDITDAR (as adjusted)	$74,540	$69,024	$210,365	$196,986

     We regularly utilize non-GAAP financial measures (these “measures”) such as EBITDA (including EBITDA, as adjusted), EBITDAR (including EBITDAR, as adjusted), free cash flow and net debt. We believe these measures are recognized supplemental measurement tools widely used by analysts and investors to help evaluate a company’s overall operating performance, its ability to incur and service debt, and its capacity for making capital expenditures. We use these measures, in addition to operating income and cash flows from operating activities, to assess our performance relative to our competitors and relative to our own performance in prior periods. In addition, EBITDA, as adjusted, and EBITDAR, as adjusted, are used to monitor compliance with certain of our financial covenants.

     These measures do not represent funds available for our discretionary use and are not intended to represent or to be used as a substitute for net income or cash flow from operations data as measured under GAAP. These measures and the associated year-to-year trends should not be considered in isolation. These measures may differ in method of calculation from similarly titled measures used by other companies. We believe that it is important for investors to have the opportunity to evaluate us using these measures.

     EBITDA, as adjusted, and EBITDAR, as adjusted, are calculated as follows ($ in thousands):

	Thirteen Weeks Ended		Thirty-nine Weeks Ended

	November 2,	November 3,	November 2,	November 3,
	2003	2002	2003	2002

Calculation of EBITDA, as adjusted and EBITDAR, as adjusted:
Income before income taxes	$24,518	$17,157	$54,408	$28,535
Interest expense, net	12,396	14,243	39,583	48,201
Depreciation	7,562	7,822	22,999	23,944
Amortization (net of deferred financing costs)	997	981	2,897	2,817

EBITDA	45,473	40,203	119,887	103,497

Non-comparable items	182	—	4,497	7,120 (1)

EBITDA (as adjusted)	45,655	40,203	124,384	110,617

Rent expense	28,885	28,821	85,981	86,369

EBITDAR (as adjusted)	$74,540	$69,024	$210,365	$196,986

(1)	Excludes interest of $1,531 which is already added back in the interest expense, net of $48,201

     The items excluded from EBITDA, as adjusted, and EBITDAR, as adjusted, are significant components of our statement of operations and must be considered in performing a comprehensive assessment of our overall financial performance. EBITDA, as adjusted, has been calculated in accordance with the terms of our senior credit facility.

     EBITDA can be reconciled to net cash provided by operations, which we believe to be the most directly comparable financial measure calculated and presented in accordance with GAAP, as follows ($ in thousands):

     Reconciliation of EBITDA:

	Thirteen Weeks Ended		Thirty-nine Weeks Ended

	November 2,	November 3,	November 2,	November 3,
	2003	2002	2003	2002

EBITDA	$45,473	$40,203	$119,887	$103,497
Cash interest payments	(3,572)	(7,778)	(28,534)	(39,637)
Cash tax payments	(722)	—	(1,409)	—
Other non-cash expenses	1,679	342	2,541	769
Other changes in operating assets and liabilities	(29,287)	(17,916)	(33,422)	(43,742)

Net cash flow provided by operating activities	$13,571	$14,851	$59,063	$20,887

     We define free cash flow as net cash provided by operating activities less cash paid for capital expenditures. Free cash flow can be reconciled to net cash provided by operations as follows ($ in thousands):

     Reconciliation of Free Cash Flow:

	Thirty-nine Weeks Ended

	November 2,	November 3,
	2003	2002

Net cash provided by operating activities	$59,063	$20,887
Cash paid for capital expenditures	(10,568)	(5,681)

Free cash flow	$48,495	$15,206

     We define net debt as total debt (including current maturities) less cash and cash equivalents. Net debt can be reconciled as follows ($ in thousands):

     Reconciliation of Net Debt:

	Thirty-nine Weeks Ended

	November 2,	November 3,
	2003	2002

Total debt (including current maturities)	$507,109	$533,588
Cash and cash equivalents	(46,852)	(15,170)

Net debt	$460,257	$518,418